SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                                ENTERACTIVE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293636106
                                 --------------
                                 (CUSIP Number)

                                    Copy to:
Seneca Ventures                           Stephen A. Cohen, Esq.
68 Wheatley Road                          Morrison Cohen Singer & Weinstein, LLP
Brookville, New York  11545               750 Lexington Avenue
Telephone (516) 626-3070                  New York, New York 10022
                                          Telephone (212) 735-8600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                January 10, 1997
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following space __.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))


                                   -1 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                              Barry Rubenstein
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                (a)  |_|
                                                                      (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required              |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                        United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
                        332,500 shares                                 2.3%
   Number of   -----------------------------------------------------------------
    Shares     8   Shared Voting Power
 Beneficially           8,609,639 shares                              50.0%
   Owned By    -----------------------------------------------------------------
     Each      9   Sole Dispositive Power
   Reporting            332,500 shares                                 4.2%
    Person     -----------------------------------------------------------------
     With      10  Shared Dispositive Power
                        4,085,829 shares                              38.7%
------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              4,418,329 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                      41.2%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                               IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 -2 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                            Woodland Venture Fund
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
               7   Sole Voting Power
                        548,939 shares                                  3.8%
   Number of   -----------------------------------------------------------------
    Shares     8   Shared Voting Power
 Beneficially           1,081,119 shares                                7.3%
   Owned By    -----------------------------------------------------------------
     Each      9   Sole Dispositive Power
   Reporting            310,844 shares                                  4.0%
    Person     -----------------------------------------------------------------
     With      10  Shared Dispositive Power
                        763,659 shares                                  9.4%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                               1,074,503 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       13.0%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -3 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                               Seneca Ventures
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            366,652 shares                                  2.5%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             1,263,406 shares                                8.5%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              207,922 shares                                  2.7%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        866,581 shares                                 10.7%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                               1,074,503 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       13.0%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -4 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                           Woodland Services Corp.
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                      0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             1,630,058 shares                             10.9%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                      0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                      1,074,503 shares                               13.0%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             1,074,503 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                     13.0%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -5 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                 21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*
                                                                        (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            2,591,228 shares                               17.1%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             1,229,421 shares                                8.3%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              1,245,990 shares                               14.6%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        590,532 shares                                  7.3%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -6 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
               21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            885,573 shares                                  6.1%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             2,935,076 shares                               19.2%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              427,636 shares                                  5.4%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        1,408,886 shares                               16.3%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -7 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
             21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                     OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            343,848 shares                                  2.4%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             3,476,801 shares                               22.5%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              162,896 shares                                  2.1%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        1,673,626 shares                               19.0%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -8 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                 Michael J. Marocco
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
                        0 shares                                        0%
   Number of   -----------------------------------------------------------------
    Shares     8   Shared Voting Power
 Beneficially           3,820,649 shares                               24.5%
   Owned By    -----------------------------------------------------------------
     Each      9   Sole Dispositive Power
   Reporting            0 shares                                        0%
    Person     -----------------------------------------------------------------
     With      10  Shared Dispositive Power
                        1,836,522 shares                               20.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -9 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                 Barry Lewis
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
                        0 shares                                        0%
   Number of   -----------------------------------------------------------------
    Shares     8   Shared Voting Power
 Beneficially           3,820,649 shares                               24.5%
   Owned By    -----------------------------------------------------------------
     Each      9   Sole Dispositive Power
   Reporting            0 shares                                        0%
    Person     -----------------------------------------------------------------
     With      10  Shared Dispositive Power
                        1,836,522 shares                               20.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -10 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                               John Kornreich
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                 (a)   |_|
                                                                       (b)   |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
                        0 shares                                        0%
   Number of   -----------------------------------------------------------------
    Shares     8   Shared Voting Power
 Beneficially           3,820,649 shares                               24.5%
   Owned By    -----------------------------------------------------------------
     Each      9   Sole Dispositive Power
   Reporting            0 shares                                        0%
    Person     -----------------------------------------------------------------
     With      10  Shared Dispositive Power
                        1,836,522 shares                               20.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -11 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                               Harvey Sandler
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b) |__|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                        0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             3,820,649 shares                               24.5%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                        0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        1,836,522 shares                               20.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -12 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                               Andrew Sandler
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                        0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             3,820,649 shares                               24.5%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                        0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        1,836,522 shares                               20.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,836,522 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       20.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -13 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                               Barry Fingerhut
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                         United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            20,000 shares                                   0.1%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             7,312,080 shares                               43.4%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              20,000 shares                                   0.3%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        3,343,826 shares                               32.8%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              3,363,826 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       33.0%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -14 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                Irwin Lieber
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*                    WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            42,000 shares                                   0.3%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             7,312,080 shares                               43.4%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              42,000 shares                                   0.5%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        3,343,826 shares                               32.8%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              3,385,826 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       33.1%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -15 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                              Woodland Partners
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            258,730 shares                                  1.8%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             1,371,328 shares                                9.3%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              100,000 shares                                  1.3%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        974,503 shares                                 12.0%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,074,503 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                      13.0%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -16 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                         Applewood Associates, L.P.
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
               7   Sole Voting Power
                        3,491,431 shares                                22.4%
   Number of   -----------------------------------------------------------------
    Shares     8   Shared Voting Power
 Beneficially           0 shares                                        0%
   Owned By    -----------------------------------------------------------------
     Each      9   Sole Dispositive Power
   Reporting            1,507,304 shares                               16.9%
    Person     -----------------------------------------------------------------
     With      10  Shared Dispositive Power
                        0 shares                                        0%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,507,304 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       16.9%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -17 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                           Applewood Capital Corp.
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                               New York

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                        0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             3,491,431 shares                               22.4%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                        0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        1,507,304 shares                               16.9%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,507,304 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       16.9%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -18 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                                 Seth Lieber
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          WC

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                        0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             3,491,431 shares                               22.4%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                        0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        1,507,304 shares                               16.9%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,507,304 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       16.9%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -19 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                               Jonathan Lieber
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*
                                   WC
--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                        0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             3,491,431 shares                               22.4%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                        0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        1,507,304 shares                               16.9%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                              1,507,304 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       16.9%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  -20 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                             Marilyn Rubenstein
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*          PF, WC, OO

--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                        0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             1,630,058 shares                               10.9%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                        0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                      1,074,503 shares                                 13.0%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             1,074,503 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       13.0%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -21 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
             The Marilyn and Barry Rubenstein Family Foundation
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*
                                   OO
--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            123,237 shares                                  0.9%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             1,506,821 shares                               10.6%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              123,237 shares                                  1.6%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        951,266 shares                                 11.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                             1,074,503 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                       13.0%
--------------------------------------------------------------------------------
s14   Type of Reporting Person*
                              00
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -22 of 34 -

CUSIP
No. 293636106                         13D
================================================================================
 1   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
                              Brian Rubenstein
--------------------------------------------------------------------------------
 2   Check the Appropriate Box if a Member of a Group*                  (a)  |_|
                                                                        (b)  |_|
--------------------------------------------------------------------------------
 3   SEC Use Only

--------------------------------------------------------------------------------
 4   Source of Funds*
                                   OO
--------------------------------------------------------------------------------
 5   Check Box if Disclosure of Legal Proceedings is Required                |_|

--------------------------------------------------------------------------------
 6   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               7   Sole Voting Power
   Number of            0 shares                                        0%
    Shares     -----------------------------------------------------------------
 Beneficially  8   Shared Voting Power
   Owned By             123,237 shares                                  0.9%
     Each      -----------------------------------------------------------------
   Reporting   9   Sole Dispositive Power
    Person              0 shares                                        0%
     With      -----------------------------------------------------------------
               10  Shared Dispositive Power
                        123,237 shares                                  1.6%
--------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                               123,237 shares
--------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*  |_|

--------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
                                                                        1.6%
--------------------------------------------------------------------------------
14   Type of Reporting Person*
                              IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   -23 of 34 -

      This statement, dated January 10, 1997, constitutes Amendment No. 3 to the Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Enteractive, Inc. (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 3 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.



                                   -24 of 34 -

ITEM 3. Source and Amounts of Funds or Other Consideration

      The individual reporting person obtained funds for the purchase of his Common Stock from personal funds, working capital and/or other funds. The partnerships obtained funds for the purchase of their Common Stock from their respective working capital and/or other funds.

      On January 10, 1997, each of Applewood, Barry Rubenstein, the Foundation, 21st Centruy, T-E and Foreign purchased shares of Common Stock from certain individuals in private transactions. The amount of funds used in the January 10, 1997 private transaction are set forth below.

            Name                                Amount of Consideration
            ----                                -----------------------

            Barry Rubenstein                         $103,000
            The Marilyn and Barry Rubenstein
              Family Foundation                      $106,334
            21st Century Communications
              Partners, L.P.                         $122,215
            21st Century Communications
              T-E Partners, L.P.                     $ 41,582
            21st Century Communications
              Foreign Partners, L.P.                 $ 16,453
            Applewood Associates, L.P                $180,250


                                   -25 of 34 -

ITEM 5. Interests in Securities of the Issuer.

      (a) The following list sets forth the aggregate number and percentage (based on 7,679,441 shares of Common Stock outstanding as reported in the Issuer's Form 10-QSB dated November 30, 1996) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of December 12, 1996:

                           Shares of            Percent     Percentage of Shares
                        Common Stock           of Voting      of Common Stock
Name                    Beneficially Owned(1)   Control     Beneficially Owned
----                    -------------------    ----------   ------------------
Barry Rubenstein          4,418,329(2)(6)(7)      51.4%            41.2%
Woodland Venture Fund     1,074,503(2)            10.9%            13.0%
Seneca Ventures           1,074,503(2)            10.9%            13.0%
Woodland Services Corp.   1,074,503(2)            10.9%            13.0%
21st Century
  Communications          1,836,522(2)(3)         24.5%            20.6%
Partners, L.P.
21st Century
  Communications T-E      1,836,522(2)(4)         24.5%            20.6%
Partners, L.P.
21st Century
  Communications Foreign  1,836,522(2)(5)         24.5%            20.6%
Partners, L.P.
Michael Marroco           1,836,522(2)            24.5%            20.6%
Barry Lewis               1,836,522(2)            24.5%            20.6%
John Kornreich            1,836,522(2)            24.5%            20.6%
Harvey Sandler            1,836,522(2)            24.5%            20.6%
Andrew Sandler            1,836,522(2)            24.5%            20.6%

----------
(1) Includes shares of Common Stock issuable upon the exercise of the Warrants and the 1996 Warrants.

(2) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

(3) Includes 398,490 shares of Common Stock and 847,500 shares of Common Stock issuable upon exercise of the 1996 Warrants. 21st Century disclaims beneficial ownership of 139,136 shares of Common Stock and 288,500 shares of Common Stock issuable upon the exercise of the 1996 Warrants owned by T-E and 48,896 shares of Common Stock and 114,000 shares of Common Stock issuable upon the exercise of the 1996 Warrants owned by Foreign.

(4) Includes 139,136 shares of Common Stock and 288,500 shares of Common Stock issuable upon exercise of the 1996 Warrants. T-E disclaims beneficial ownership of 398,490 shares of Common Stock and 847,500 shares of Common Stock issuable upon exercise of the 1996 Warrants owned by 21st Century and 48,896 shares of Common Stock and 114,000 shares of Common Stock issuable upon exercise of the 1996 Warrants owned by Foreign.

(5) Includes 48,896 shares of Common Stock and 114,000 shares of Common Stock issuable upon exercise of the 1996 Warrants. Foreign disclaims beneficial ownership of 398,490 shares of Common Stock and 847,500 shares of Common stock issuable upon exercise of the 1996 Warrants owned by 21st Century and 139,136 shares of Common Stock and 288,500 shares of Common stock issuable upon exercise of the 1996 Warrants owned by T-E.


                                   -26 of 34 -

Barry Fingerhut          3,363,826(2)(6)(7)       43.4%            33.0%
Irwin Lieber             3,385,826(2)(6)(7)       43.7%            33.3%
Woodland Partners        1,074,503(2)             11.0%            13.0%
Applewood Associates     1,507,304(6)             22.4%            16.9%
Applewood Capital Corp.  1,507,304(2)(6)          22.4%            16.9%
Seth Lieber              1,507,304(2)             22.4%            16.9%
Jonathan Lieber          1,507,304(2)             22.4%            16.9%
Marilyn Rubenstein       1,074,503(2)             10.9%            13.0%
The Marilyn and Barry
   Rubenstein Family
   Foundation            1,074,503(2)             10.9%            13.0%
Brian Rubenstein           123,237(2)              0.9%             1.6%

      (b) Barry Rubenstein has sole power to vote and dispose of 332,500 shares of Common Stock (including 185,000 shares issuable upon the exercise of the Warrants, the Option and the Non- Qualified Option), representing approximately 2.3% and 4.2%, respectively, of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia, a Trustee of the Foundation and a general partner of Applewood, Seneca, the Fund and Woodland Partners, Barry Rubenstein may be deemed to have shared power to vote 8,609,638 shares of Common Stock (including 4,523,809 voting rights from the Preferred Stock, and 2,850,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to dispose of 4,085,829 shares of Common Stock (including 2,850,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 38.7% of the outstanding Common Stock.

      The Fund has sole power to vote 548,939 shares of Common Stock, representing approximately 3.8% of the outstanding Common Stock (including 238,095 voting rights from the Preferred Stock and 150,000 shares issuable shares of Common Stock upon exercise of the 1996 Warrants), and may be deemed to have shared power to vote 1,081,119 shares of Common Stock (including 317,460 voting rights from the Preferred Stock and 200,000 shares issuable upon exercise of 1996 Warrants), representing approximately 7.3% of the outstanding Common Stock. The Fund has sole power to dispose of 310,844 shares of Common Stock (including 150,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 4.0% of the outstanding Common Stock, and shared power to dispose of 763,659 shares of Common Stock (including 200,000 shares issuable upon the exercise of the Warrants), representing approximately 9.4% of the outstanding Common Stock.

      Seneca has sole power to vote 366,652 shares of Common Stock, representing approximately 2.5% of the outstanding Common Stock (including 158,730 voting rights from the Preferred Stock, and 100,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to vote 1,263,406 shares of Common Stock, (including 396,825 voting rights from the Preferred Stock and 250,000 shares issuable upon the exercise of the 1996 Warrants), representing approximately 8.5% of the outstanding Common Stock. Seneca has sole power to dispose of 207,922 shares of Common Stock (including 100,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 2.7% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 866,581 shares of Common Stock (including 250,000 shares issuable upon the exercise of the 1996 Warrants), representing approximately 10.7% of the outstanding Common Stock.

      Woodland Services Corp. has shared power to vote 1,630,058 shares of Common Stock (including 555,555 voting rights from the Preferred Stock, and 350,000 shares issuable upon the exercise of the 1996 Warrants), representing approximately 10.9% of the outstanding Common Stock, and may be deemed to have share power to dispose of 1,074,503 shares of Common Stock (including 350,000 shares of Common Stock issuable upon the exercise of the 1996 Warrants), representing approximately 13% of the outstanding Common Stock.


--------
(6) Includes 257,304 shares of Common Stock and 1,250,000 shares of Common Stock issuable upon the exercise of the 1996 Warrants owned by Applewood.

(7) Includes 586,522 shares of Common Stock and 1,250,000 shares of Common Stock issuable upon the exercise of the 1996 Warrants owned in the aggregate by 21st Century, T-E and Foreign.


                                   -27 of 34 -

      By virtue of being the sole shareholder, officer and director of MJM Media Corp., Michael J. Marocco may be deemed to have shared power to vote 3,820,649 shares of Common Stock, representing approximately 24.5% of the outstanding Common Stock, (including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to dispose of 1,836,522 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 20.6% of the outstanding Common Stock.

      By virtue of being the majority shareholder and director of EMEBE Corp., Barry Lewis may be deemed to have shared power to vote 3,820,649 shares of Common Stock, representing approximately 24.5% of the outstanding Common Stock, (including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to dispose of 1,836,522 shares of Common Stock, (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 20.6% of the outstanding Common Stock.

      By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote 3,820,649 shares of Common Stock representing approximately 24.5% of the outstanding Common Stock, (including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to dispose of 1,836,522 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 20.6% of the outstanding Common Stock.

      By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote 3,820,649 shares of Common Stock representing approximately 24.5% of the outstanding Common Stock, (including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to dispose of 1,836,522 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 20.6% of the outstanding Common Stock.

      By virtue of being a manager and majority member of ALSI, LLC, Andrew Sandler may be deemed to have shared power to vote 3,820,649 shares of Common Stock representing approximately 24.5% of the outstanding Common Stock, (including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to dispose of 1,836,522 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 20.6% of the outstanding Common Stock.

      Barry Fingerhut has sole power to vote and dispose of 20,000 shares of Common Stock (representing 20,000 shares issuable upon exercise of the Warrants), representing approximately 0.1% of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote 7,312,080 shares of Common Stock (including 3,968,254 voting rights from the Preferred Stock, and 2,500,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 43.4% of the outstanding Common Stock and may be deemed to have shared power to dispose of 3,343,826 shares of Common Stock (including 2,500,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 32.8% of the outstanding Common Stock.

      Irwin Lieber has sole power to vote and dispose of 42,000 shares of Common Stock (including 37,000 shares issuable upon the exercise of the Warrants), representing approximately 0.3% of the outstanding Common Stock. By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power


                                   -28 of 34 -
to vote 7,312,080 shares of Common Stock (including 3,968,254 voting rights from the Preferred Stock, and 2,500,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 43.4% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 3,343,826 shares of Common Stock (including 2,500,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 32.8% of the outstanding Common Stock.

      Woodland Partners has sole power to vote 258,730 shares of Common Stock, representing approximately 1.8% of the outstanding Common Stock (including 158,730 voting rights from the Preferred Stock, and 100,000 shares issuable upon exercise of the 1996 Warrants), and may be deemed to have shared power to vote 1,371,328 shares of Common Stock (including 396,825 voting rights from the Preferred Stock, and 250,000 shares issuable upon exercise of the 1996 Warrants and 20,000 shares of Common Stock issuable upon the Warrants), representing approximately 10.9% of the outstanding Common Stock. Woodland Partners has sole power to dispose of 100,000 shares of Common Stock (including 100,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 1.3% of the outstanding Common Stock and may be deemed to have shared power to dispose of 974,503 shares of Common Stock (including 250,000 shares issuable upon exercise of the 1996 warrants), representing approximately 12.0% of the outstanding Common Stock.

      By virtue of being a general partner of Woodland Partners, a Trustee of the Foundation, and the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote 1,630,058 shares of Common Stock (including 555,555 voting rights from the Preferred Stock, and 350,000 shares issuable upon exercise of the 1996 Warrants and 20,000 shares of Common Stock issuable upon the Warrants), representing approximately 10.9% of the outstanding Common Stock), and may be deemed to have shared power to dispose of 1,074,503 shares of Common Stock (including 350,000 shares issuable upon exercise of the 1996 Warrants and 20,000 shares of Common Stock issuable upon the Warrants), representing approximately 13.0% of the outstanding Common Stock.

      Applewood has sole power to vote 3,491,431 shares of Common Stock (representing including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares of Common Stock issuable upon exercise of the Warrants), representing approximately 22.4% of the outstanding Common Stock and has sole power to dispose of 1,507,304 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 16.9% of the outstanding Common Stock.

      AC Corp. may be deemed to have shared power to vote 3,491,341 shares of Common Stock (including 1,984,127 voting rights from the Preferred Stock and 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 22.4% of the outstanding Common Stock), and may be deemed to have shared power to dispose of 1,507,304 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 16.9% of the outstanding Common Stock.

      21st Century has sole power to vote 2,591,228 shares of Common Stock (including 1,345,238 voting rights from the Preferred Stock and 847,500 shares of Common Stock issuable upon exercise of the 1996 Warrants), representing approximately 17.1% of the outstanding Common Stock. 21st Century has sole power to dispose of 1,245,990 shares of Common Stock (including 847,500 shares issuable upon exercise of the 1996 Warrants), representing approximately 14.6% of the outstanding shares of Common Stock. 21st Century may be deemed to have shared power to vote 1,229,421 shares of Common Stock (including 638,889 voting rights from the Preferred Stock, and 402,500 shares issuable upon exercise of the 1996 Warrants) and may be deemed to have shared power to dispose of 590,532 shares of Common Stock (including 402,500 shares issuable upon exercise of the 1996 Warrants), representing approximately 7.3% of the outstanding Common Stock.

      T-E has sole power to vote 885,573 shares of Common Stock (including 457,937 voting rights from the Preferred Stock and 288,500 shares of Common Stock issuable upon exercise of the 1996 Warrants), representing approximately 6.1% of the outstanding Common Stock and may be


                                   -29 of 34 -
deemed to have shared power to vote 2,935,076 shares of Common Stock (including 1,526,190 voting rights from the Preferred Stock, and 961,500 shares issuable upon exercise of the 1996 Warrants), representing approximately 19.2% of the outstanding Common Stock. T-E has sole power to dispose of 427,636 shares of Common Stock (including 288,500 shares issuable upon exercise of the 1996 Warrants), representing approximately 5.4% of the outstanding Common Stock and may be deemed to have shared power to dispose of 1,408,886 shares of Common Stock (including 961,500 shares issuable upon exercise of the 1996 Warrants), representing approximately 16.3% of the outstanding Common Stock.

      Foreign has sole power to vote 343,848 shares of Common Stock (including 180,952 voting rights from the Preferred Stock and 114,000 shares of Common Stock issuable upon exercise of the 1996 Warrants), representing approximately 2.4% of the outstanding Common Stock. Foreign may be deemed to have shared power to vote 3,476,801 shares of Common Stock (including 1,803,175 voting rights from the Preferred Stock and 1,136,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 22.5% of the outstanding Common Stock. Foreign has sole power to dispose of 162,896 shares of Common Stock (including 114,000 shares of Common Stock issuable upon exercise of the 1996 Warrants) representing approximately 2.1% of the outstanding Common Stock and may be deemed to have shared power to dispose of 1,673,626 shares of Common Stock (including 1,136,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 19.0% of the outstanding Common Stock.

      By virtue of being an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote 3,491,431 shares of Common Stock (including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 22.4% of the outstanding Common Stock and may be deemed to have shared power to dispose of 1,507,304 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 16.9% of the outstanding Common Stock.

      By virtue of being an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote 3,491,431 shares of Common Stock (including 1,984,127 voting rights from the Preferred Stock, and 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 22.4% of the outstanding Common Stock and may be deemed to have shared power to dispose of 1,507,304 shares of Common Stock (including 1,250,000 shares issuable upon exercise of the 1996 Warrants), representing approximately 16.9% of the outstanding Common Stock.

      The Foundation has sole power to vote 123,237 shares of Common Stock (including 20,000 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 0.9% of the outstanding Common Stock, and may be deemed to have shared power to vote 1,506,821 shares of Common Stock (including 555,555 voting rights from the Preferred Stock and 350,000 shares issuable upon the exercise of the 1996 Warrants), representing approximately 10.8% of ;the outstanding Common Stock. The Foundation has sole power to dispose of 123,237 shares of Common Stock (including 20,000 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 1.6% of the outstanding Common Stock, and may be deemed to have shared power to dispose of 951,266 shares of Common Stock (including 350,000 shares issuable upon the exercise of the 1996 Warrants), representing approximately 11.6% of the outstanding Common Stock.


      By virtue of being a Trustee of the Foundation, Brian Rubenstein may be deemed to have shared power to vote 123,237 shares of Common Stock (including 20,000 shares issuable upon the exercise of the Warrants), representing 0.9% of the outstanding shares of Common Stock and may be deemed to have shared power to dispose of 123,237 shares of Common Stock (including 20,000 shares of Common Stock issuable upon the exercise of the Warrants), representing 1.6% of the outstanding Common Stock.

      (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from December 13, 1996 through January 10, 1997, inclusive:


                                   -30 of 34 -

                          Purchase        Number of Shares           Purchase
Name of Shareholder         Date       Common Stock Purchased     Price Per Unit
-------------------       --------     ----------------------     --------------

Barry Rubenstein              01/10/97       100,000                $1.03

21st Century Communications   01/10/97       118,655                $1.03
Partners, L.P.

21st Century Communications   01/10/97        40,371                $1.03
T-E Partners, L.P.

21st Century Communications   01/10/97        15,974                $1.03
Foreign Partners, L.P.

Applewood Associates          01/10/97       108,660                $1.03

                              01/10/97        66,340                $1.03


The Marilyn and Barry
Rubenstein Family Foundation  01/10/97       103,237                $1.03


                                   -31 of 34 -

                                    Signature

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date: January 14, 1997

                                        SENECA VENTURES

                                        s/Barry Rubenstein
                                        ---------------------------------
                                        Barry Rubenstein,
                                        A General Partner

                                        WOODLAND VENTURE FUND

                                        s/Barry Rubenstein
                                        ---------------------------------
                                        Barry Rubenstein,
                                        A General Partner

                                        WOODLAND SERVICES CORP.

                                        s/Barry Rubenstein
                                        ---------------------------------
                                        Barry Rubenstein,
                                        President

                                        WOODLAND PARTNERS

                                        s/Barry Rubenstein
                                        ---------------------------------
                                        Barry Rubenstein,
                                        A General Partner

                                        APPLEWOOD ASSOCIATES L.P.

                                        s/Irwin Lieber
                                        ---------------------------------
                                        By: Irwin Lieber,
                                        A General Partner

                                        APPLEWOOD CAPITAL CORP.

                                        s/Barry Rubenstein
                                        ---------------------------------
                                        By: Barry Rubenstein,
                                        President


                                        s/Barry Rubenstein
                                        ---------------------------------
                                        Barry Rubenstein, Individually


                                        s/Barry Fingerhut
                                        ---------------------------------
                                        Barry Fingerhut, Individually


                                        s/Seth Lieber
                                        ---------------------------------
                                        Seth Lieber, Individually


                                   -32 of 34 -
                                        s/Jonathan Lieber
                                        ---------------------------------
                                        Jonathan Lieber, Individually


                                        s/Irwin Lieber
                                        ---------------------------------
                                        Irwin Lieber, Individually


                                        s/Marilyn Rubenstein
                                        ---------------------------------
                                        Marilyn Rubenstein, Individually



                                        The Marilyn and Barry Rubenstein
                                        Family Foundation



                                        s/Barry Rubenstein
                                        ---------------------------------
                                        By: Barry Rubenstein, a Trustee


                                         *
                                        ---------------------------------
                                        Brian Rubenstein, Individually

*  s/Barry Rubenstein
----------------------------------
Barry Rubenstein, Attorney-in-Fact


                                   -33 of 34 -

                          21ST CENTURY COMMUNICATIONS
                          PARTNERS,  L.P.

                          By: Sandler Investment Partners, L.P., general partner
                             By: Sandler Capital Management, general partner
                                By: ARH Corp., General Partner

                                By: s/Harvey Sandler
                                    --------------------------------------------
                                    Name: Harvey Sandler
                                    Title:

                          21ST CENTURY COMMUNICATIONS T-E
                          PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                             By: Sandler Capital Management, general partner
                                By: ARH Corp., General Partner

                                By: s/Harvey Sandler
                                    --------------------------------------------
                                    Name: Harvey Sandler
                                    Title:

                          21ST CENTURY COMMUNICATIONS FOREIGN
                          PARTNERS, L.P.

                          By: Sandler Investment Partners, L.P., general partner
                             By: Sandler Capital Management, general partner
                                By: ARH Corp., General Partner

                                By: s/Harvey Sandler
                                    --------------------------------------------
                                    Name: Harvey Sandler
                                    Title:

                                s/Michael J. Marocco
                                ------------------------------------------------
                                Michael J. Marocco, Individually


                                s/Barry Lewis
                                ------------------------------------------------
                                Barry Lewis, Individually


                                s/John Kornreich
                                ------------------------------------------------
                                John Kornreich, Individually


                                s/Harvey Sandler
                                ------------------------------------------------
                                Harvey Sandler, Individually


                                s/Andrew Sandler
                                ------------------------------------------------
                                Andrew Sandler, Individually

      ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
      CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                   -34 of 34 -